UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021 (November 10, 2021)

MARIZYME, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27237	82-5464863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Heritage Drive, Suite 205, Jupiter Florida	33458
(Address of principal executive offices)	(Zip Code)

(925) 400-3123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of Chief Executive Officer

On November 10, 2021, the Board of Directors (the “Board”) of Marizyme, Inc. (“Marizyme”) appointed David Barthel as Chief Executive Officer of Marizyme.

Dr. Vithalbhai Dhaduk, the former Interim Chief Executive Officer, resigned from this position on November 10, 2021 and remains Chairman of the Board.

David Barthel

Mr. Barthel founded The SmartPill Corp. in 2002 and led the company as CEO & President until its acquisition by medical device giant, Medtronic (Nasdaq:MDT). After the acquisition by Medtronic, Mr. Barthel joined the company as Area Vice President, GIH Southeast Division, until 2012.

From October 2012 to October 2014, Mr. Barthel was Vice President, SmaptPill at Given Imaging Inc.; from October 2012 to July 2019, Mr. Barthel served as Vice President, Southeast Division, at Medtronic Gastroenterology and Hepatology; and from July 2019 to February 2021, Mr. Barthel was Managing Director, Brasseler Medical, Orthopedic Surgical Instrumentation, at Henry Schein.

In March 2021, Mr. Barthel became Chief Executive Officer of Health Logic Interactive Inc. (“Health Logic”) and its wholly owned Subsidiary, My Health Logic Inc. (“My Health Logic”), a company focused on developing an innovative point-of-care lab-on-chip digital diagnostic device technologies for chronic kidney disease. My Health Logic Inc., subsidiary of Health Logic which holds the MATLOC device technology and all accompanying agreements, is currently in the process of being acquired by Marizyme.

Mr. Barthel earned a Bachelor of Arts Degree from St. Norbert College in De Pere, Wi and an MBA from Lake Forest Graduate School of Management in Lake Forest, II.

There are no arrangements or understandings between Mr. Barthel and any other persons pursuant to which he was selected as Chief Executive Officer. There are no family relationships that exist between Mr. Barthel and any directors or executive officers of the Company. In addition, except with respect to the announced acquisition by the Company of MyMy Health Logic of which Mr. Barthel is the Chief Executive Officer, there has been no transaction, nor is there any currently proposed transaction, between Mr. Barthel and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On October 31, 2021, the Company entered into an executive employment agreement (the “Employment Agreement”) with Mr. Barthel setting forth the terms of the compensation for his services as Chief Executive Officer of the Company. Pursuant to the Employment Agreement, Mr. Barthel is entitled to an annual fixed gross salary of $350,000. Upon execution of the Employment Agreement, Mr. Barthel received incentive stock options (“ISOs”) to purchase 400,000 shares of the Company’s common stock at the agreed upon fair market price of $2.25 per share. In addition, Mr. Barthel will be eligible to receive certain equity in the form of ISOs of the Company based upon the attainment of certain metrics, as follows: Nasdaq Listing – 100,000 ISOs; FDA Approval of Duragraft – 75,000 ISOs; FDA Approval of Matloc 1 – 75,000 ISOs; Material 3rd Party Partnerships for Duragraft – 50,000 ISOs; and Material 3rd Party Partnerships for Matloc 1 – 50,000 ISOs. All ISOs listed above will have 10% vesting upon grant and the balance will vest quarterly over a three (3) year period in equal installments. Mr. Barthel must be employed with the Company in good standing at the time any such ISOs are awarded according to the milestones set forth above. In the event that Mr. Barthel’s employment is terminated prior to any milestone being achieved, he will forfeit his right to receive such ISOs. Mr. Barthel is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position. Mr. Barthel will receive $3,000 per month to cover healthcare and related expenses. Mr. Barthel’s employment is at-will and may be terminated by him or by the Company at any time. Through October 31, 2022, if the Company terminates Mr. Barthel’s employment with the Company without Cause, as defined in the Employment Agreement, and if Mr. Barthel executes a full release in favor of the Company (in a form acceptable to the Company, which shall include non-competition, non- solicitation, and non-disparagement provisions), the Company will only pay Mr. Barthel the total sum equal to six (6) months of his gross annual salary. Beginning November 1, 2022 and thereafter, if the Company terminates Mr. Barthel’s employment with the Company without Cause, and if Mr. Barthel executes a full release in favor of the Company, the Company will only pay Mr. Barthel the total sum equal to twelve (12) months of his annual gross salary. In the event of a termination with Cause, or in the event of a resignation by Mr. Barthel, Mr. Barthel will not be entitled to any separation payment or any other post-termination severance. The Employment Agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Barthel from (i) owning or operating a business that competes with the Company during the term of his employment and for a period of 18 months following the termination of his employment or (ii) soliciting the Company’s employees for a period of 18 months following the termination of his employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.1 to this report, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Executive Employment Agreement
99.1	Press Release issued on November 16, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Marizyme, Inc. has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2021	MARIZYME, INC.

	By:	/s/ David Barthel
David Barthel
Chief Executive Officer